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                                                                    EXHIBIT 11.1


                                CD RADIO INC.
                       (A DEVELOPMENT STAGE ENTERPRISE)
                      COMPUTATION OF NET LOSS PER SHARE


                                    Three months ended                     Six months ended
                              -----------------------------        -----------------------------
                                  June 30,       June 30,              June 30,       June 30,
                                    1997          1996                   1997          1996
                              ---------------  ------------        ---------------  ------------
Net loss                          ($353,825)    ($687,026)             ($834,985)   ($1,203,909)

Deemed dividend on
   preferred stock              (43,312,500)        -                (43,312,500)        -
                              ---------------  ------------        ---------------  ------------

Net loss attributable to
  common shareholders         $ (43,666,325)    ($687,026)         $ (44,147,485)   ($1,203,909)
                              ===============  ============        ===============  ============


Weighted average common
  shares outstanding             10,313,114     9,322,471             10,307,255      9,385,781
                              ===============  ============        ===============  ============


Net loss per common share            ($4.23)       ($0.07)                ($4.28)        ($0.13)
                              ===============  ============        ===============  ============
